Exhibit 99.1

Corporate Communications
mediarelations@aa.com

FOR RELEASE: Wednesday, July 15, 2026

American Airlines elects John W. Dietrich to its board of directors

FORT WORTH, Texas — American Airlines Group Inc. (NASDAQ: AAL) today announced that John W. Dietrich has been elected to the company’s board of directors. Dietrich will serve on the board’s Audit Committee and Finance Committee.

Dietrich brings 35 years of experience in the aviation and air cargo industries, with a strong track record of operational and financial leadership. He most recently served as Executive Vice President and CFO of FedEx Corporation from 2023 to 2026, where he led the company’s global finance organization and helped advance initiatives focused on efficiency, cost discipline and long-term value creation.

American’s Chairman Greg Smith expressed his pleasure in welcoming Dietrich to the board. “John possesses a distinguished professional background and a proven track record over his 35 years of aerospace leadership,” said Smith. “His extensive experience — coupled with his reputation and success in managing complex, capital-intensive operations as well as his insights into financial discipline, risk management and governance — will significantly enhance the board's capabilities as we prioritize long-term performance and shareholder value.”

Prior to joining FedEx, Dietrich spent more than two decades at Atlas Air Worldwide, where he held numerous senior leadership roles, including President and CEO and member of the board of directors. He was appointed president of Atlas in 2019 and previously served as COO, with responsibility for all aspects of the company’s global operations. Earlier in his career, Dietrich served as General Counsel for Atlas and spent more than a decade at United Airlines, the majority of the time as an attorney.

“John has a deep understanding of our industry and a proven ability to connect operational performance with financial results,” said American’s CEO Robert Isom. “His experience leading global aviation and cargo businesses — and his focus on execution and accountability — will be a valuable addition to our board.”

Dietrich is an active leader across the aviation and transportation industry. He currently serves as chairman of the National Defense Transportation Association and on the boards of AAR Corporation and First Horizon Corporation. He is also a former member and chairman of the National Air Carrier Association and a former member of the International Air Transport Association Board of Governors.

Dietrich earned a bachelor’s degree from Southern Illinois University and graduated cum laude from the University of Illinois Chicago School of Law.

About American Airlines Group (NASDAQ: AAL)
American Airlines is a premium global airline connecting more of the U.S. to the world. With roots tracing back to an air mail carrier in the Midwestern United States in 1926, American now

operates more than 6,000 daily flights to more than 350 destinations in more than 60 countries and serves more than 200 million customers annually. Powered by a proud and talented team of 130,000 aviation professionals, American’s team lives out the airline’s purpose of caring for people on life’s journey every day.

The world’s largest airline proudly celebrates its centennial year in 2026, reaching a milestone that reflects a century of innovation and the Forever ForwardSM spirit that changed the industry and the world. American introduced the first scheduled air cargo service, the first airport lounge and the first airline loyalty program and continues to reinvent the customer experience today. The airline is also a founding member of the oneworld alliance, whose members serve more than 900 destinations around the globe.

Get the latest about American at news.aa.com and @AmericanAir.